                                                                  EXHIBIT (C)(5)

                                 March 29, 2000

Board of Directors
Seagate Technology, Inc.
920 Disc Drive
Scotts Valley, CA 95066

Members of the Board:

     We understand that Seagate Technology, Inc. ("Seagate" or the
"Company"), VERITAS Software Corporation ("VERITAS") and a wholly-owned subsidiary of VERITAS have entered into an Agreement and Plan of Merger and Reorganization, dated as of March 29, 2000 (the "Merger Agreement"), which provides, among other things, for the merger (the"Merger") of a wholly owned subsidiary of VERITAS with and into Seagate. We also understand that Seagate, Seagate Software Holdings, Inc. and Suez Acquisition Company (Cayman) Limited (the "Buyer"), in connection with the signing of the Merger Agreement and concurrently therewith, have entered into a Stock Purchase Agreement, dated as of March 29, 2000 (the "Stock Purchase Agreement"), which provides, among other things, for the purchase and assumption by the Buyer of all the assets and liabilities of Seagate other than certain assets and liabilities designated therein (the "Stock Purchase Transactions"). The closing of the Merger is expressly conditioned upon, and will occur immediately following, the closing of the Stock Purchase Transactions. Pursuant to the Merger, each outstanding share of common stock, par value $0.01 per share, of Seagate (the "Seagate Common Stock"), other than shares held in treasury or held by VERITAS or any direct or indirect wholly-owned subsidiary of VERITAS or Seagate or as to which appraisal rights have been perfected, will be converted into the right to receive (i) that number of shares of VERITAS common stock, par value $0.001 per share (the "VERITAS Common Stock"), as set forth in the Merger Agreement (the "Stock Portion"), (ii) an amount in cash based upon, among other things, the amount of cash held by Seagate immediately prior to the effective time of the Merger (taking into account the net amounts received in connection with the Stock Purchase Transactions), subject to adjustment, as set forth in the Merger Agreement (the "Cash Portion"), and (iii) an additional amount in cash based upon certain tax refunds or credits attributable to Seagate for any taxable periods prior to the effective time of the Merger, if any, received by VERITAS following the closing of the Merger, as set forth in the Merger Agreement (the "TRA Amount"). The Stock Portion, the Cash Portion and the TRA Amount are referred to herein, collectively, as the "Merger Consideration".
The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Merger Consideration to be received by the holders of the Seagate Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have:

        (i) reviewed certain publicly available financial statements and other information concerning Seagate;

         (ii) reviewed certain publicly available financial statements and other information concerning VERITAS;

         (iii) reviewed certain internal financial statements and other financial and operating data concerning Seagate prepared by the management of Seagate;

         (iv) reviewed certain financial projections prepared by the management of Seagate;

         (v) discussed with senior executives of Seagate the past and current operations and financial condition and the prospects of Seagate;

         (vi) discussed with senior executives of VERITAS the past and current operations and financial condition and the prospects of VERITAS, including a review of publicly available projections of certain equity research analyst estimates;

         (vii) reviewed the reported prices and trading activity for the Seagate Common Stock, for the VERITAS Common Stock and those for publicly traded securities of certain other companies whose shares are owned by Seagate, including SanDisk Corp., CVC, Inc. and Gadzoox Networks, Inc.;

         (viii) reviewed the pro forma impact of the Merger on the earnings per share of VERITAS;

         (ix) analyzed alternative structures involving some or all of the assets of Seagate;

         (x) participated in certain discussions and negotiations among representatives of Seagate, VERITAS and the Buyer;

         (xi) reviewed the Merger Agreement, and certain related documents, including the Stock Purchase Agreement; and

         (xii) performed such other analyses and considered such other factors as we have deemed appropriate.

      We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion, including the information prepared by the management of Seagate as to the computation and timing of the TRA Amount and other tax related items. Other than as set forth in clause (vi) above, in connection with the preparation of this opinion, we were not provided access to any non-public information prepared by or relating to VERITAS, and have instead relied on the publicly available projections of certain equity research analyst estimates reporting on VERITAS. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Seagate. We have not made and have not assumed responsibility for making any independent valuation or appraisal of the assets or liabilities of Seagate or VERITAS, nor have we been furnished with any such appraisals.

      We have assumed with your consent that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement and will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. We have also assumed that the Stock Purchase Transactions will be consummated in accordance with the terms set forth in the Stock Purchase Agreement. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.


                                       2

     We have acted as financial advisor to the Board of Directors of Seagate in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent on the consummation of the Merger. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Seagate and financing services for VERITAS and have received fees for the rendering of these services. In the ordinary course of business, Morgan Stanley may from time to time trade in the securities or indebtedness of Seagate and VERITAS for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness.

     It is understood that this letter is for the information of the Board of Directors of Seagate and may not be used for any purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Seagate with the Securities and Exchange Commission in respect of the Merger. This opinion does not in any manner address the prices at which the Seagate Common Stock or the VERITAS Common Stock will trade at any time, and we express no opinion or recommendation as to how holders of Seagate Common Stock should vote at the meeting of Seagate stockholders to be held in connection with the Merger.

     Based on and subject to the foregoing, we are of the opinion that, on the date hereof, the Merger Consideration to be received by the holders of the Seagate Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.


                                       Very truly yours,

                                       MORGAN STANLEY & CO.
                                       INCORPORATED

                                       By: /s/ CHARLES R. CORY
                                          -------------------------------------
                                               Charles R. Cory
                                               Managing Director



                                       3